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                                                                   Exhibit 10.23

Ali Haider
572 Hollowtree Place
Tarpon Springs, FL 34689
                                                                    CONFIDENTIAL
                                                                     Page 1 of 3

                                                                8 September 1997
                          Re: Revised Employment Offer
Dear Ali:

The following letter constitutes an offer regarding the position of Vice President, Engineering for Digital Lightwave, Inc. (the "Company"). The duration of this offer is as set forth in paragraph 12 herein.

1. Capacity And Responsibilities. As the Vice President of the Engineering Division you will be fully responsible for the timely development of all Company products, from system concept and architecture through to product release to manufacturing, consistent with marketing requirements and to the world class standards of the telecommunications industry. Your duties will include, but not be limited to, collaborating and coordinating with other vice presidents and senior Company management regarding product definitions, functions, requirements and delivery commitments, as well as, divisional and product development planning, divisional budgeting, staffing development, management and utilization of multi-site engineering resources, ensuring that the engineering staff are productive and well cared for, and that the Engineering Division meets or exceeds product delivery and budgeting schedules and requirements. It is expected that your efforts will result in the development of a world class engineering organization and the continuous release of Company products to the market which are highly regarded by the industry and which, in fact, set new standards for product and engineering excellence. Furthermore, as an officer of the Corporation, you will be expected to support, and actively contribute to, the Company's overall direction and vision to the fullest extent of your abilities. You will report directly to the Senior Vice President of Operations, Jerry Gentile. You will manage the Engineering Division according to the policies and procedures of the Company, now or hereafter existing. The Company manages by statistics; therefore, you will be responsible for your statistical performance and those of the employees you manage.



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Page 2 of 3

Ali Haider
8 September 1997

2. Confidentiality and Intellectual Property Rights. During the term of employment, you will occupy a position of trust and confidence and therefore will be required to maintain the confidentiality of Company information. You will be required, as are all employees, to sign an Assignment of Intellectual Property Rights Agreement, wherein the employee acknowledges and agrees that all intellectual property, inventions and trade secrets are and shall be the sole property of the Company and a Confidentiality Agreement which extends beyond employment, termination or contract fulfillment.

3. Exclusive Services. During the term of employment it is expected that your will be a full time employee of the Company. It will be required that your services be exclusive to the Company and that you will devote your productive time and attention to the performance of your duties during the term of employment.

4. Salary. You are being offered an annual salary of $135,000 per year. After one year you will be eligible for a review. You will participate in the Company's 1998 Executive Bonus Plan, which is currently under formulation. It is anticipated that, should all personal and Company achievement requirements be met under the Executive Bonus Plan, your target cash bonus will not be less than 33% of your base salary.

5. Pay Periods. The company pays salary twice a month, once on the 15th and again on the final day of each month.

6. Benefits. You will be entitled to participate in the insurance and benefit programs of the Company and will also be entitled to receive the normal vacation/holiday allocation. The Company offers a comprehensive insurance package, which includes medical, dental, disability and life insurance; a Tuition Reimbursement Plan; an Employee Stock Option Plan; an Employee Stock Purchase Plan; and a 401(k) program whereby the Company will match 50% of an employee's regular contribution up to 6% of the employee's salary. All employees receive 10 paid vacation days, 12 paid holidays, and 5 paid sick days (paid only in the event of illness) per year. The Company's insurance carrier enrolls participants only on the first business day of each calendar month, therefore, the Company will activate your insurance coverage on the first such day after your start of employment. As a special incentive you will, for your first five years of employment, accrue vacation at the 15 days per year rate rather than building this up over this five-year period, and in your first ninety days of employment you will be allowed to use 3 days of paid vacation for engagements planned before your employment. Each benefit has its own eligibility requirements, and therefore, may not be immediately available.

7. At-will Employment. This letter is not an employment contract. During the entire course of your employment with the Company you will be an at-will employee. This means that you will be free to terminate your employment with the Company at any time, with or without reason, and the Company will have the right to terminate your employment or the employment of others at any time, with or without reason. This employment relationship may only be altered by written agreement signed by the Chief Executive Officer of the Company.

8. Stock Options. The Company plans on offering you an option to purchase 30,000 shares of Common Stock of the Company; one-third of these shares would vest each year over a three-year period. The Compensation Committee of the Board of Directors officially grants stock options, therefore, this offering is subject to review and approval by the Committee at its next meeting. Should this offer be accepted as stipulated in paragraphs 11 and 12, then the Company will hold a special meeting of the Committee on or before 30 September 1997. The price of any optioned shares would be the closing market price of the Company's stock on the date immediately prior to the date of grant by the Committee.
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Page 3 of 3

Ali Haider
8 September 1997


9. Sign-on Bonus. The Company is offering you a sign-on bonus of $25,000 (gross dollar amount), should you begin your employment as stipulated in paragraph 11 herein, which will be payable in the first period after your start of employment. Should you resign from the Company within the first twelve months of your employment you will reimburse the Company in full for this bonus. Prior to receipt of the bonus, the Treasury Division will require you to sign an agreement reflecting the stipulations outlined herein.


10. Professional Affiliations. The Company will pay for or will reimburse you for up to $300.00 per year in dues to professional associations to which you belong or wish seek membership, such as the I.E.E.E. and A.C.M., so long as they enhance skills and knowledge directly related to your position and duties within the Company.

11. Start of Service. You will begin your employment with the Company on or before 29 September 1997.

12. Duration of Offer. This offer is valid until the close of business 9 September 1997.



Best Regards
Digital Lightwave, Inc.

/s/ Niall Dillon
Niall Dillon
Director of Human Resources



                                               Acknowledgement to receipt and
                                               acceptance of the foregoing:


                                               /s/ Ali Haider           9/9/97
                                               --------------------------------
                                               Ali Haider                Date


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Ali Haider
572 Hollow Tree Place
Tarpon Springs, FL 34689



                                                                  July 27, 1998


Dear Ali,

This letter modifies the terms of your employment as of this date pursuant to your offer letter of September 1997.

         1.  Title.            Your title shall be Vice President, Engineering

         2.  Salary.           Your salary will be $150,000 per year

         3.  Stock Options.    You will receive an additional 17,000 shares,
                               vesting over a three-year period. These will be granted as soon as possible depending on the availability of the Compensation Committee to approve the grant.

         4.  Separation.       In the event Digital Lightwave at any time
                               decides to terminate your employment for any reason (other than a criminal act), the Company will pay you a severance pay which will be the greater of 6 months base salary at the time of termination or the amount equal to 6 months your current base salary.


Best regards,
Digital Lightwave, Inc.


/s/ Bryan Zwan
---------------------------
    Dr. Bryan Zwan
    Chief Executive Officer


                                                  Acknowledgement to receipt and
                                                    acceptance of the foregoing:



                                             /s/ Ali Haider        7/27/98
                                             -----------------------------------
                                                 Ali Haider          Date


cc: Barbara O'Grady, Dir. of Human Resources


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                                                                  August 4, 1998



Ali Haider
572 Hollow Tree Place
Tarpon Springs, FL 34689

Dear Ali,

This letter modifies the terms of your employment as of this date pursuant to your offer letter of 8 September 1997 and my letter of 27 July 1998. Further, in acknowledgement of the way you have taken full responsibility for the Engineering organization, and its responsibility to deliver new product, I am pleased to provide you with the following, which is in addition to changes made in my letter of 27 July 1998.

     1.  TITLE.               Senior Vice President Engineering.

     2.  SALARY.              Your salary will be $170,000 per year.

     3.  STOCK OPTIONS.       You will receive additional stock options, vesting
                              over a three-year period, of 15,000 shares as soon as is practical and 25,000 shares when the Optical
                              Access Agent (OAA) product successfully passes
                              AT+T compliance. These options will be granted as soon as possible depending on availability of the Compensation Committee to approve the grant.

     4.  BONUS.               You will receive a bonus of $22,275 for positive
                              Q1 and Q2 1998 performance. Going forward, you will no longer have a minimum bonus plan percentage but will be eligible to receive a bonus in the Company's new Executive Bonus Plan.
                              The Company expects to initiate this plan in Q4
                              98 and does not expect to pay any bonuses on this plan for Q3 98.

     5.  INCENTIVE PROGRAMS.  The Company expects to create an incentive program for the engineering organization based on performance and goals set relative to its current and future engineering projects. Your staff will participate in such programs which you will help design and administer.


Best Regards,
Digital Lightwave, Inc.

/s/____________________
Dr. Bryan Zwan,
Chief Executive Officer
                                                  Acknowledgment to receipt and
                                                  acceptance of the foregoing:

                                                  /s/_________________________
                                                     Ali Haider           Date